UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 3, 2022

New York City REIT, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-39448	46-4380248
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 Fifth Avenue, 30th Floor New York, New York 10019
(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value per share	NYC	New York Stock Exchange
Class A Preferred Stock Purchase Rights		New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On October 3, 2022, New York City REIT, Inc.’s (the “Company”) advisor, New York City Advisors, LLC (the “Advisor”) and Bellevue Capital Partners, LLC (“Bellevue”), an entity that controls the Advisor, elected to increase the Excepted Holder Limit, as defined in the Ownership Limit Waiver Agreements entered into on February 4, 2022 and amended on August 10, 2022, by the Company and each of the Advisor and Bellevue to an aggregate of 25 percent of the Company’s shares of Class A common stock for these persons or entities including their respective affiliates. The election also increased the Revised Threshold, as defined in the Waiver Agreement (also entered into by the same parties on February 4, 2022), granted under the Company’s Amended and Restated Rights Agreement, entered into on August 17, 2020 and amended on August 12, 2021 and August 10, 2022, to the same 25 percent.

In addition, on October 3, 2022, the Company issued 146,284 shares of its Class A common stock to the Advisor as a result of the Advisor’s decision to accept the shares in lieu of cash in respect of the base management fee paid to the Advisor for advisory services to be rendered in October 2022. The shares were issued at a price equal to $3.418 which was the higher value per share between the minimum price required by the New York Stock Exchange regulations and the price set forth in the terms of the Second Amended and Restated Advisory Agreement, entered into on November 16, 2018 and amended on August 18, 2020, by and among the Company, New York City Operating Partnership, L.P., and the Advisor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New York City REIT, Inc.

Date: October 3, 2022	By:	/s/ Edward M. Weil, Jr.
Edward M. Weil, Jr.
Chief Executive Officer, President, and Secretary